Exhibit 16.1

January 28, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read the statements made by Man Investments (USA) Corp. with respect to Man-AHL Diversified I, L.P. in Item 14 of this Registration Statement on Form 10 (the Registration Statement). We agree with the statements concerning our Firm contained in Item 14 of the Registration Statement.


                                                          /s/ Ernst & Young LLP